The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated October 1, 2012

Pricing Supplement to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011
US$    ●
Senior Medium-Term Notes, Series B
Buffered Bullish Digital Return Notes due October 31, 2014
Linked to the iShares® Dow Jones U.S. Real Estate Index Fund

•
The notes are designed for investors who seek a fixed positive return equal to the Digital Return (as defined below) if there is any appreciation in the share price of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Underlying Asset”).  Investors should be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the price of the Underlying Asset decreases by more than 15% from its price on the Pricing Date.

•	Investors in the notes may lose up to 85% of their principal at maturity.

•
The Digital Return will be between 12.00% and 16.00%, as determined on the Pricing Date. Accordingly, the maximum amount payable on the notes is expected to be between $1,120.00 and $1,160.00 for each $1,000 in principal amount.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	The offering is expected to price on October 26, 2012, and the notes are expected to settle on or about October 31, 2012.

•	The notes are scheduled to mature on October 31, 2014.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The CUSIP number of the notes is 06366RHW8.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and “Risk Factors” section beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	●	●

Total	US$ ●	US$ ●	US$ ●

(1)      In addition to the agent’s commission, the price to the public specified above is expected to include the profit that we would recognize earned by hedging our exposure under the notes. The actual agent’s commission will be set forth in the final pricing supplement.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Underlying Asset:	iShares® Dow Jones U.S. Real Estate Index Fund (Bloomberg symbol: IYR). See the section below entitled “The Underlying Asset” for additional information about the Underlying Asset.

Payment at Maturity:
(i) If the Percentage Change is positive, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (Principal Amount x Digital Return)

(ii) If the Percentage Change is between 0% and -15% inclusive, then the amount that the investors will receive at maturity will equal the principal amount of the notes.

(iii) If the Percentage Change is less than -15%, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

Digital Return:	12.00%-16.00%, to be determined on the Pricing Date.

Initial Level:	The closing price of one share of the Underlying Asset on the Pricing Date.

Final Level:	The closing price of one share of the Underlying Asset on the Valuation Date.

Buffer Level:	85% of the Initial Level.

Buffer Percentage:
15%.  Accordingly, you will receive the principal amount of your notes at maturity only if the price of the Underlying Asset does not decrease by more than 15%.  If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 85% of the principal amount of your notes.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	On or about October 26, 2012

Settlement Date:	On or about October 31, 2012, as determined on the Pricing Date.

Valuation Date:	On or about October 28, 2014, as determined on the Pricing Date.

Maturity Date:	On or about October 31, 2014, as determined on the Pricing Date.

Automatic Redemption:	Not applicable.

Calculation Agent:	BMO Capital Markets Corp.

Selling Agent:	BMO Capital Markets Corp.

The Pricing Date and the Settlement Date are subject to change.  The actual Pricing Date, Settlement Date, Valuation Date and Maturity Date for the notes will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Asset.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•
Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 15%. The payment at maturity will be based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level to a price that is less than the Buffer Level.  Accordingly, you could lose up to 85% of the principal amount of the notes.

•
Your return on the notes is limited to the Digital Return, regardless of any appreciation in the price of the Underlying Asset. — The return on your notes will not be greater than the Digital Return. This will be the case even if the Percentage Change exceeds the Digital Return.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Underlying Asset or securities included in the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the price of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
You will not have any shareholder rights and will have no right to receive any shares of the Underlying Asset at maturity. — Investing in your notes will not make you a holder of any shares of the Underlying Asset, or any securities held by the Underlying Asset.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying Asset or such other securities.

•
Changes that affect the index underlying the Underlying Asset will affect the market value of the notes and the amount you will receive at maturity. — The policies of the sponsor (the “Index Sponsor”) of the Dow Jones U.S. Real Estate IndexSM (the “Underlying Index”) concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the Index Sponsor discontinues or suspends the calculation or publication of the Underlying Index.

•
We and our affiliates generally do not have any affiliation with the investment advisor of the Underlying Asset and are not responsible for its public disclosure of information. — BlackRock®, Inc. (collectively with its affiliates, “BlackRock®”), in its role as the sponsor and investment advisor  of the Underlying Asset, advises the Underlying Asset on various matters including matters relating to the policies, maintenance and calculation of the Underlying Asset. We and our affiliates are not affiliated with the investment advisor of the Underlying Asset in any way and have no ability to control or predict any of its actions, including any errors in or discontinuance of disclosure regarding the Underlying Asset or its methods or policies relating to the Underlying Asset. BlackRock®, Inc. is not involved in any offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Underlying Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisor or Underlying Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Underlying Asset.

•
We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor. — The Index Sponsor is not an affiliate of ours or will be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the Index Sponsor.

•
The correlation between the performance of the Underlying Asset and the performance of the Underlying Index may be imperfect. — The performance of the Underlying Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Underlying Asset may correlate imperfectly with the return on the Underlying Index.

•
The Underlying Asset is subject to management risks. — The Underlying Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the Underlying Asset track the relevant industry or sector.

•
The stocks included in the Underlying Index are concentrated in one sector. — All of the stocks included in the Underlying Index are issued by companies in the real estate industry. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Underlying Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the market sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
There are risks associated with the real estate industry. — All of the stocks included in the Underlying Index are issued by companies involved directly or indirectly in the real estate industry. The value of real estate and, consequently, companies involved in the real estate industry may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies included in the Underlying Index and, consequently, may adversely affect the Underlying Asset and the value of the notes linked to that fund.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

•
Hedging and trading activities.  — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling securities included in the Underlying Asset, or futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may also engage in trading relating to the Underlying Asset from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the price of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on a hypothetical Initial Level of $100, a Buffer Percentage of 15% (the Buffer Level is 85% of the Initial Level), and a hypothetical Digital Return of 14%, the midpoint of the Digital Return range of 12.00% to 16.00%.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Return on the Notes
$0.00	-100.00%	-85.00%
$50.00	-50.00%	-35.00%
$60.00	-40.00%	-25.00%
$70.00	-30.00%	-15.00%
$80.00	-20.00%	5.00%
$85.00	-15.00%	0.00%
$90.00	-10.00%	0.00%
$95.00	-5.00%	0.00%
$100.00	0.00%	0.00%
$105.00	5.00%	14.00%
$110.00	10.00%	14.00%
$115.00	15.00%	14.00%
$116.00	16.00%	14.00%
$120.00	20.00%	14.00%
$150.00	50.00%	14.00%
$170.00	70.00%	14.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying Asset decreases from the hypothetical Initial Level of $100 to a Final Level of $70, representing a Percentage Change of -30%.  Because the Percentage Change is negative and the Final Level of $70 is less than the Initial Level by more than the Buffer Percentage of 15%, the investor receives a payment at maturity of $850 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-30% + 15%)] = $850

Example 2: The price of the Underlying Asset decreases from the hypothetical Initial Level of $100 to a Final Level of $95, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the Final Level of $95 is less than the Initial Level by not more than the Buffer Percentage of 15%, the investor receives a payment at maturity of $1,000 per $1,000 in principal amount of the notes.

Example 3: The price of the Underlying Asset increases from the hypothetical Initial Level of $100 to a Final Level of $110, representing a Percentage Change of 10%.  Because the Final Level of $110 is greater than the Initial Level and the Percentage Change of 10% is positive, the investor receives a payment at maturity of $1,140 per $1,000 in principal amount of the notes, representing a positive return equal to the Digital Return.

Example 4: The price of the Underlying Asset increases from the hypothetical Initial Level of $100 to a Final Level of $150, representing a Percentage Change of 50%.  Because the Final Level of $150 is greater than the Initial Level and the Percentage Change of 50% is positive, the investor receives a payment at maturity of $1,140 per $1,000 in principal amount of the notes, representing a positive return equal to the Digital Return.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

The Underlying Asset

We have derived the following information from publicly available documents published by BTC. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying Asset and the Underlying Asset will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the shares of the Underlying Asset or securities in the Underlying Index. Neither we nor BMO Capital Markets Corp. participates in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to the Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Underlying Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Asset could affect the value of the shares of the Underlying Asset on the Valuation Date and therefore could affect the Payment at Maturity.

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the Underlying Asset. The Underlying Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Asset typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Underlying Asset’s shareholders as “ordinary income.” In addition, the Underlying Asset realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Underlying Asset, you will not be entitled to receive income, dividend, or capital gain distributions from the Underlying Asset or any equivalent payments.

The selection of the Underlying Asset is not a recommendation to buy or sell the shares of the Underlying Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying Asset.

The shares of the Underlying Asset trade on the NYSE Arca, Inc. under the symbol “IYR”.

The Underlying Asset earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, the Underlying Asset realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the Underlying Asset, you will not be entitled to receive income, dividend, or capital gain distributions from the Underlying Asset or any equivalent payments.

Information provided to or filed with the SEC by iShares under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-92935 and 811-09729, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock®. The notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the Underlying Asset or any of the iShares® Funds.

Dow Jones U.S. Real Estate IndexSM

We have derived all information contained in this pricing supplement regarding the Dow Jones U.S. Real Estate IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Neither we nor BMO Capital Markets Corp. have independently verified the accuracy or completeness of that information. The Underlying Index is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”). Such information reflects the policies of, and is subject to change by, Dow Jones, and CME Indexes.  The Underlying Index is calculated, maintained, and published by Dow Jones and CME Indexes.  The information reflects the policies of, and is subject to change by Dow Jones, and CME Indexes. Dow Jones, and CME Indexes have no obligation to continue to publish, and may discontinue publication of, the index.

The Underlying Index is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of Real Estate Investment Trusts (“REITs”), and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. Because the index is comprised primarily of REITs, the prices of the component stocks reflect changes in lease rates, vacancies, property development and other transactions. The Underlying Index was first calculated on February 14, 2000. The Underlying Index is a price return index, which means that dividend payments by component companies are not taken into account when calculating the level of the index. The level of the index was set to 100 on the base date of December 31, 1991.

The Underlying Index is a subset of the Dow Jones U.S. IndexSM, a broad-based measure of the U.S. stock market, which aims to measure the performance of 95% of U.S. stocks by float-adjusted market capitalization.  The index universe is defined as all stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks. The Dow Jones U.S. IndexSM is part of the Dow Jones Global Indexes, which is a benchmark family of indices that currently follows stocks from 42 countries.  It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

Composition and Maintenance

Defining the Investable Universe: The Underlying Index component candidates must trade on a major U.S. stock exchange and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts (LPTs), and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten non-trading days during the past quarter are excluded.

Stock Selection: The index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the index, excluding stocks that fall within the bottom 1% of the universe according to their free-float market capitalization and within the bottom .01% of the universe according to their turnover. To be included in the index, the issuer of each component security must be classified in the Real Estate supersector, as defined by the proprietary classification system used by Dow Jones Indexes.

Review Process: The index is reviewed by Dow Jones Trademark Holdings LLC (“Dow Jones”) on a quarterly basis. Shares outstanding totals for component stocks are updated during each quarterly review. If the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of such event. If a change in float-adjusted shares reflects a combination of a share increase (or decrease) and block ownership decrease (or increase), such as a secondary offering (or block purchase), the new total of outstanding shares will be used to calculate the new share blocks. If a block ownership change is part of a float change involving a change in total shares outstanding of less than 10%, the block must increase (or decrease) by at least five percentage points to trigger the adjustment. If the impact of corporate actions during the period between quarterly share updates changes the number of a company’s float-adjusted shares outstanding by 10% or more, the company’s shares and float factor will be updated as soon as prudently possible. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Whenever possible, Dow Jones will announce any such change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits, and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September, and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the index are implemented after the official closing levels have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from a periodic review will be announced on the second Friday of the third month of each quarter.

In addition to the scheduled quarterly reviews, the index is reviewed on an ongoing basis. Changes in the Underlying Index’s composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Underlying Index components will be announced at least two business days prior to their implementation date.

Historical Performance of the Underlying Asset

The following table sets forth the quarter-end high and low closing prices for the Underlying Asset from the first quarter of 2008 through September 25, 2012.

The historical prices of the Underlying Asset are provided for informational purposes only.  You should not take the historical prices of the Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the Underlying Asset

		High	Low

2008	First Quarter	68.33	59.02
	Second Quarter	71.65	60.80
	Third Quarter	67.20	56.28
	Fourth Quarter	61.00	25.30

2009	First Quarter	37.26	22.21
	Second Quarter	35.59	25.23
	Third Quarter	45.04	29.88
	Fourth Quarter	47.43	39.63

2010	First Quarter	50.79	42.45
	Second Quarter	54.66	46.98
	Third Quarter	55.21	45.32
	Fourth Quarter	57.62	52.65

2011	First Quarter	60.58	55.61
	Second Quarter	62.80	58.20
	Third Quarter	62.92	49.05
	Fourth Quarter	58.00	48.19

2012	First Quarter	62.57	56.52
	Second Quarter	64.47	59.25
	Third Quarter (through September 25, 2012)	67.80	64.07